Exhibit 10-P-10

Form of Performance-Based Restricted Stock Equivalent Opportunity Letter for 2006

World Headquarters, Room 538
One American Road
Dearborn, MI 48126-2798

March ___, 2006
Dear    ,

As communicated to you last week, you have been granted the opportunity to earn restricted stock equivalents (RSEs) up to the number listed below, in addition to stock options and performance stock rights (PSRs) that were part of your March 2006 stock-based grants.

TOTAL STOCK-BASED AWARD SUMMARY
•	Stock options
•	Performance-based RSEs (2006 performance period - assumes 100% objectives achieved)
•	PSRs (2006-2008 PSR performance period-assumes 100% target level achieved)

This letter summarizes the terms of your RSE opportunity.

The maximum number of RSEs that may be granted to you in March 2007, based on 2006 performance against objectives, was calculated by converting half of the value of the amount of stock options that you otherwise would have received to an equivalent value of RSEs. For example, if you were planned a stock option grant of 50,000 shares, you would instead be granted stock options of 25,000 shares plus the opportunity to earn 8,750 RSEs calculated as follows:
•	Assume a Fair Market Value of $9.00 and a Black-Scholes value of $3.15 per share*.
•	[25,000 shares x $3.15]/$9.00 = 8,750 maximum number of RSEs that may be awarded in March 2007.

Your leadership and performance against your 2006 objectives will be reviewed by the Compensation Committee of the Board of Directors to determine your final RSE award. Your objectives will be established and provided to you and will include some or all of these elements:
•	Company Performance
•	Strategic Direction and Operational Effectiveness
•	Leadership
•	People and Culture

The final RSE award will be subject to a one-year restriction period, during which time dividend equivalents will be paid in cash. As soon as practicable after the restriction lapses, shares of Ford Motor Company Common Stock will be issued to you for this award, less any shares withheld to cover any tax liability on the value of the grant.

Your RSE award is made under the 1998 Long-Term Incentive Plan and is subject to its terms and conditions.
If you have any questions regarding your RSE award, please contact [ ] at [ ] or [ ] at [ ].

Regards,

[ ], Executive Director
Compensation & Benefits

* For your information, the Fair Market Value of Ford Motor Company Common Stock on March ___, 2006 (average of highest and lowest trading prices on the NYSE on that date) was $_____/share. The Black-Scholes value (calculated by Hewitt & Associates) was $____/per share.